Exhibit 10.13

Insituform Technologies, Inc.

Senior Management Voluntary Deferred Compensation Plan

(Amended and Restated as of January 1, 2008)

Insituform Technologies, Inc.

Senior Management Deferred Compensation Plan

(Amended and Restated as of January 1, 2008)

Article 1 DEFINITIONS		1
1.1	Beneficiary	1
1.2	Board	1
1.3	Change in Control	1
1.4	Code	2
1.5	Committee	2
1.6	Company	2
1.7	Compensation	2
1.8	Deferral Commitment	2
1.9	Deferral Period	2
1.10	Deferred Compensation Account	2
1.11	Determination Date	3
1.12	Disability	3
1.13	Discretionary Contribution	3
1.14	Initial Eligibility Date	3
1.15	In-Service Account	3
1.16	Form of Payment Designation	3
1.17	401(k) Plan	3
1.18	Matching Contribution	3
1.19	Participant	3
1.20	Plan	3
1.21	Plan Year	4
1.22	Retirement	4
1.23	Retirement Account	4
1.24	Return	4
1.25	Separation from Service	4
1.26	Specified Employee	4
1.27	Sub-account	4
1.28	Valuation Funds	4
Article 2 ELIGIBILITY AND PARTICIPATION		5
2.1	Eligibility and Participation	5
2.2	Form of Deferral	5
2.3	Limitations on Deferral Commitments	6
2.4	Commitment Limited by Termination	6
2.5	Modification of Deferral Commitment	6
2.6	Change in Employment Status	6
Article 3 DEFERRED COMPENSATION ACCOUNT		7
3.1	Accounts	7
3.2	Timing of Credits	7
3.3	Valuation Funds	7
3.4	Matching Contributions	8
3.5	Discretionary Contributions	9

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3.6	Determination of Accounts	9
3.7	Vesting of Accounts	9
3.8	Statement of Accounts	10
Article 4 PLAN BENEFITS		11
4.1	Retirement Account	11
4.2	In-Service Account	11
4.3	Death Benefit	12
4.4	Change of Deferral Commitment	12
4.5	Small Account	13
4.6	Withholding; Payroll Taxes	13
4.7	Payment to Guardian	13
4.8	Effect of Payment	13
4.9	Installment Option Treated as Single Payment	13
Article 5 BENEFICIARY DESIGNATION		14
5.1	Beneficiary Designation	14
5.2	Changing Beneficiary	14
5.3	Change in Marital Status	14
5.4	No Beneficiary Designation	15
5.5	Effect of Payment	15
Article 6 ADMINISTRATION		16
6.1	Committee; Duties	16
6.2	Agents	16
6.3	Binding Effect of Decisions	16
6.4	Indemnity of Committee	16
6.5	Election of Committee After Change in Control	16
Article 7 CLAIMS PROCEDURE		17
7.1	Claim	17
7.2	Denial of Claim	17
7.3	Review of Claim	17
7.4	Final Decision	17
Article 8 AMENDMENT AND TERMINATION OF PLAN		18
8.1	Amendment	18
8.2	Termination of Plan	18
Article 9 MISCELLANEOUS		19
9.1	Unfunded Plan	19
9.2	Company Obligation	19
9.3	Unsecured General Creditor	19
9.4	Trust Fund	19
9.5	Nonassignability	19
9.6	Not a Contract of Employment	20
9.7	Protective Provisions	20
9.8	Governing Law	20
9.9	Validity	20
9.10	Notice	20
9.11	Successors	20

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Insituform Technologies, Inc.

Senior Management Deferred Compensation Plan

(Amended and Restated as of January 1, 2008)

WHEREAS, Insituform Technologies, Inc. initially established the Senior Management Voluntary Deferred Compensation Plan as of February 1, 1999; and

WHEREAS, the Senior Management Voluntary Deferred Compensation Plan is designed to provide certain executives of Insituform Technologies, Inc. with deferred compensation benefits in recognition of their dedicated and valuable service to Insituform Technologies, Inc.;

WHEREAS, the Board has the right to amend the Senior Management Voluntary Deferred Compensation Plan in Section 9.1 thereof;

WHEREAS, the Board now deems it necessary and desirable to amend and restate the Senior Management Voluntary Deferred Compensation Plan in its entirety in order to comply with the recently enacted provisions contained in Code Section 409A and Treasury Regulations issued thereunder (“Treasury Regulations”), and to make certain other design changes to Plan.

AMENDMENT OF PLAN AND EFFECTIVE DATE

NOW, THEREFORE, Insituform Technologies, Inc. does hereby adopt this amended and restated plan which shall be known as the Insituform Technologies, Inc. Senior Management Voluntary Deferred Compensation Plan (Amended and Restated as of January 1, 2008) which shall be effective as of January 1, 2008 and which shall be governed by the terms contained therein.

The rights, benefits and features of this document shall apply only on and after January 1, 2008 or such other date as may be specified or required by law or expressly provided within the document. Although employers are not required to comply with the Treasury Regulations prior to January 1, 2009, for the period beginning January 1, 2005 and ending December 31, 2008, employers are required to operate nonqualified deferred compensation plans subject to Code Section 409A in a manner that represents a reasonable good faith interpretation of the statute. Therefore, except as otherwise required by the Code Section 409A “good faith” standard and notwithstanding any provision of this document to the contrary, an individual who incurred a termination of employment prior to January 1, 2008 shall have his or her benefit determined solely by the terms and provisions of the document applicable to such individual in effect prior to January 1, 2008. An individual who incurs a termination of employment on or after January 1, 2008 shall have his or her benefit determined in accordance with the terms and conditions of this document.

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Article 1 DEFINITIONS

Unless the context plainly requires a different meaning, when capitalized, the words and phrases contained in this Plan shall have the meanings set forth in this Article 1.

1.1 Beneficiary. The person, persons or entity as designated by the Participant, entitled under Article 5 to receive any Plan benefits payable after the Participant’s death.

1.2 Board. The Board of Directors of Insituform Technologies, Inc.

1.3 Change in Control. The occurrence of any of the following events:

(a) Any one person or group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, or

(b) Notwithstanding that the Company has not undergone a Change in Control as described in Section 1.3(a), a Change in Control of the Company occurs only on the date that either:

(i) Any one person, or more than one person acting as a group (as determined under Treasury Regulation §1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii) A majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(c) Any one person or group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

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1.4 Code. The Internal Revenue Code of 1986 as amended from time to time. References to a Code section shall be deemed to refer to that section as it now exists and to any successor provision.

1.5 Committee. The Committee shall consist of the Chief Financial Officer, the Vice-President of Human Resources and the Chief Administrative Officer of Insituform Technologies, Inc., and such other persons as the Committee may from time to time appoint.

1.6 Company. Insituform Technologies, Inc., a Delaware corporation, and any directly or indirectly 100% owned or affiliated U.S.-based subsidiary corporations, any other affiliate designated by the Board, or any successor to the business of any of the foregoing if such successor is a U.S.-based entity.

1.7 Compensation. The (1) base salary and commissions payable to and (2) bonus or incentive compensation (excluding amounts attributable to any quarterly incentive plans) earned by a Participant with respect to employment services performed for the Company by the Participant and considered to be “wages” for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Code Section 401(k) or Code Section 125 or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any other forms of compensation is subject to Committee approval.

1.8 Deferral Commitment. A commitment made by a Participant to defer a portion of Compensation as set forth in Article 2. The Deferral Commitment shall apply to salary and/or bonus payable to a Participant, and shall specify the Sub-account to which the Compensation deferred shall be allocated. Such Deferral Commitment shall be made in whole percentages and shall be made in a form acceptable to the Committee. A Deferral Commitment shall remain in effect until amended or revoked as provided under Section 2.2(b).

1.9 Deferral Period. Each calendar year.

1.10 Deferred Compensation Account. The separate account maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. A Participant’s Deferred Compensation Account may include one or more of the following Sub-accounts:

(a) Retirement Account, and

(b) In-Service Account.

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1.11 Determination Date. Any date on which the New York Stock Exchange is open for business.

1.12 Disability.

(a) The Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(b) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a long-term disability plan covering employees of the Company.

1.13 Discretionary Contribution. The voluntary Company contribution credited to a Participant’s Retirement Account pursuant to Section 3.5.

1.14 Initial Eligibility Date. The first day of the calendar quarter immediately following notification to such employee by the Committee of eligibility to participate in the Plan.

1.15 In-Service Account. The Sub-account representing the portion of a Participant’s Deferred Compensation Account attributable to the Participant’s deferrals pursuant to Section 2.2.

1.16 Form of Payment Designation. The form prescribed by the Committee and completed by the Participant, indicating the chosen form of payment for benefits payable from the applicable Sub-account, as elected by the Participant.

1.17 401(k) Plan. The Insituform Technologies, Inc. 401(k) Profit Sharing Plan, or any other successor defined contribution plan maintained by the Company that qualifies under Code Section 401(a) and satisfies the requirements of Code Section 401(k).

1.18 Matching Contribution. The Company contribution credited to a Participant’s Retirement Account pursuant to Section 3.4.

1.19 Participant. Any employee who is eligible to participate in this Plan pursuant to Section 2.1 and who has elected to defer Compensation under this Plan in accordance with Article 2. Such employee shall remain a Participant in this Plan for the period of deferral and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

1.20 Plan. This Senior Management Voluntary Deferred Compensation Plan (Amended and Restated as of January 1, 2008), as amended from time to time.

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1.21 Plan Year. The calendar year except for the first and last years in which the Plan operates, in which case the Plan Year shall be that portion of the first and last calendar years in which the Plan operated if less than 12 full months.

1.22 Retirement. A Participant’s Separation from Service after attaining age 55 with at least 10 years of service with the Company.

1.23 Retirement Account. The Sub-account representing the portion of the Participant’s Deferred Compensation Account attributable to the Discretionary Contributions pursuant to Section 3.5, Matching Contributions pursuant to Section 3.4 and/or Participant’s deferrals pursuant to Section 2.2.

1.24 Return. The amount credited to a Participant’s Sub-accounts on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 1.28 and in a manner consistent with Section 3.3. Such credits to a Participant’s Sub-accounts may be either positive or negative to reflect the increase or decrease in value of the Sub-accounts in accordance with the provisions of this Plan.

1.25 Separation from Service. Termination of a Participant’s employment with the Company for any reason whatsoever, which termination must constitute a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h) in order to meet this definition of Separation from Service.

1.26 Specified Employee. An employee who satisfies the definition of specified employee within the meaning of Treasury Regulation Section 1.409A-1(i).

1.27 Sub-account. A sub-account of a Participant’s Deferred Compensation Account representing either the Participant’s In-Service Account or the Participant’s Retirement Account.

1.28 Valuation Funds. One or more of the independently established funds or indices that are identified and listed by the 401(k) Plan Committee. These Valuation Funds are used solely to calculate the Return that is credited to each Participant’s applicable Sub-accounts in accordance with Article 3, and do not represent, nor should it be interpreted to convey any beneficial interest on the part of the Participant in any asset or other property of the Company.

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Article 2 ELIGIBILITY AND PARTICIPATION

2.1 Eligibility and Participation

(a) Eligibility. Eligibility to participate in the Plan shall be limited to senior management employees whose base salary for the calendar year immediately prior to their first year of eligibility to participate in this Plan is at least equal to the amount provided for such year under Code Section 414(q) ($105,000 for 2008).

(b) New Participants. An employee’s participation in the Plan may begin on his or her Initial Eligibility Date.

(c) Election Procedure. Except with respect to the Plan Year in which an employee first becomes a Participant, an election by a Participant to defer Compensation for services performed in a particular Plan Year must be made before the close of the Plan Year next preceding the year in which the services with respect to which such Compensation is earned are performed. In the case of the first Plan Year in which an employee becomes a Participant, a Participant may submit a Deferral Commitment at any time after he or she is notified of eligibility to participate in the Plan and before his or her Initial Eligibility Date. Any such Deferral Commitment shall only be effective for Compensation that is paid for services to be performed in such Plan Year subsequent to the delivery of the initial Deferral Commitment. In the event an employee does not submit a Deferral Commitment prior to his or her Initial Eligibility Date, he or she shall next be entitled to submit such forms with respect to Compensation for services performed in the Plan Year immediately following the Plan Year in which the employee first becomes eligible to participate pursuant to the first sentence of this Section 2.1(b).

2.2 Form of Deferral. A Participant may elect a Deferral Commitment as follows:

(a) Form of Deferral Commitment. Except as provided in Section 2.1(c), a Deferral Commitment shall be made with respect to Compensation payable by the Company to a Participant during the immediately succeeding Deferral Period, and shall designate the portion of each deferral that shall be allocated among the Sub-accounts. The Participant shall set forth the amount to be deferred as a full percentage of salary and/or bonus (the Participant may designate a different percentage of salary and bonus that is to be deferred under this plan). In addition, the Deferral Commitment shall specify the Participant’s initial allocation of the amounts deferred into the Sub-accounts among the various available Valuation funds.

(b) Period of Commitment. Once a Participant has made a Deferral Commitment, that Commitment shall remain in effect for the next succeeding Deferral

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Period and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Committee no later than fifteen (15) days prior to the beginning of a subsequent Deferral Period.

2.3 Limitations on Deferral Commitments. The following limitations shall apply to a Deferral Commitment, subject to amendment by the Committee upon providing written notice to all Participants:

(a) Maximum. The maximum amount of base salary that may be deferred under this Plan shall be fifteen percent (15%) of base salary, and the maximum amount of bonus or incentive compensation that may be deferred under this Plan shall be fifty percent (50%) of bonus or incentive compensation.

(b) Minimum. The minimum amount of base salary that may be deferred shall be one percent (1%) of base pay, and the minimum amount of bonus or incentive compensation that may be deferred shall be one percent (1%) of the bonus or incentive compensation.

2.4 Commitment Limited by Termination. If a Participant terminates employment with the Company prior to the end of the Deferral Period, the Deferral Period shall end as of the date of termination.

2.5 Modification of Deferral Commitment. A Deferral Commitment shall be irrevocable by the Participant during a Deferral Period.

2.6 Change in Employment Status. If it is determined that a Participant no longer meets the eligibility requirements of Section 2.1, the Participant’s existing Deferral Commitment shall terminate at the end of the Deferral Period in which such determination is made. No new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee unless the Participant later satisfies the requirements of Section 2.1.

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Article 3 DEFERRED COMPENSATION ACCOUNT

3.1 Accounts. The Compensation deferred by a Participant under the Plan, any Matching Contributions, Discretionary Contributions and Return shall be credited to the Participant’s Deferred Compensation Account. Separate Sub-accounts shall be maintained to reflect the different deferral allocations and distribution dates chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to the applicable Sub-accounts as set forth in Section 2.2(a). The Deferred Compensation Account shall be used solely for bookkeeping purposes to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

3.2 Timing of Credits.

(a) A Participant’s deferred Compensation shall be credited to the Sub-account designated by the Participant within fifteen (15) days after which the Compensation deferred would have otherwise been payable to the Participant.

(b) Any Discretionary Contributions and any Matching Contributions relating to such deferred Compensation shall be credited to the Retirement Account as provided by the Committee.

(c) Any withholding of taxes or other amounts with respect to deferred Compensation that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible. The portion of any remaining amount which is attributable to the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), with respect to such deferred compensation, or which is attributable to the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA amount or the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes shall reduce the amount credited to the Participant’s Deferred Compensation Account in a manner specified by the Committee; provided, however, the total amount by which the amount credited to a Participant’s Deferred Compensation Account is reduced must not exceed the aggregate of the FICA amount, and the income tax withholding related to such FICA amount.

3.3 Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Committee, one or more Valuation Funds for his or her Sub-accounts for the sole purpose of determining the amount of Return to be credited or debited to each Sub-account. Such election shall designate the portion of each deferral of Compensation made into each Sub-account that shall be allocated among the available

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Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Committee. Upon notice to the Committee, the Participant may also reallocate the balance in each Valuation Fund among the other available Valuation Funds as of the next succeeding Determination Date, but in no event shall such re-allocation occur more frequently than daily.

3.4 Matching Contributions. The Company shall credit a Matching Contribution to the Participant’s Retirement Account with respect to the Compensation deferred by the Participant under this Plan during a Deferral Period.

(a) Make-up Matching Contributions. For each Plan Year, for periods prior to the date the Participant reaches the limitation on salary deferrals under the 401(k) Plan ($15,500 as adjusted under Code Section 402(g)(1)), such Matching Contributions shall be equal to a percentage of the amount deferred under this Plan; such percentage shall be equal to the percentage to which the Participant is entitled for matching contributions under the 401(k) Plan for such relevant time periods.

(b) Normal Matching Contributions. For each Plan Year, for periods beginning on and after the time the Participant has reached the limitation on salary deferrals under the 401(k) Plan ($15,500 as adjusted under Code Section 402(g)(1)), such Matching Contributions shall be equal to one hundred percent (100%) of the first three percent (3%) of the Participant’s Compensation deferred under this Plan before such deferrals, plus fifty percent (50%) of the next two percent (2%) of the Participant’s Compensation deferred under this Plan before such deferrals.

(c) Bonus Matching Contributions. Notwithstanding anything in this Section 3.4 to the contrary, a Participant shall be entitled to Matching Contributions under Sections 3.4(a)and 3.4(b) with respect to the Participant’s base salary and commissions only, and shall not be entitled to such contributions with respect to any bonuses or incentive compensation the Participant may receive. With respect to any bonuses or incentive compensation a Participant receives in a Plan Year, the Company shall credit to the Participant’s Retirement Account as of the last day of the Plan Year a Matching Contribution equal to one hundred percent (100%) of the first three percent (3%) of the Participant’s Compensation deferred under this Plan before such deferrals which is attributable to such bonuses or incentive compensation, plus fifty percent (50%) of the next two percent (2%) of the Participant’s Compensation deferred under this Plan before such deferrals which is attributable to such bonuses or incentive compensation. Provided however that the Participant shall be entitled to a Matching Contribution under this Section 3.4(c) only if the Participant has met or exceeded the Code Section 402(g)(1) limitation under the 401(k) Plan with respect to the current Plan Year.

(d) Compensation Limitation. For purposes of this Plan only, Compensation shall not include Compensation of any Participant that is in excess of two hundred thirty thousand dollars ($230,000), or such amount as may be provided from time to time under Code Section 401(a)(17), in any year or such other sum as the Committee shall determine from time to time.

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3.5 Discretionary Contributions. The Company voluntarily may make Discretionary Contributions to a Participant’s Retirement Account. Discretionary Contributions shall be credited at such times and in such amounts as recommended by the Committee and approved by the Compensation Committee of the Board, or as the Board in its sole discretion shall determine.

3.6 Determination of Accounts. Each Participant’s Deferred Compensation Account as of each Determination Date shall consist of the balance of the Deferred Compensation Account as of the immediately preceding Determination Date, adjusted as follows:

(a) New Deferrals. Each Sub-account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant.

(b) Company Contributions. The Retirement Account shall be increased by any Matching and/or Discretionary Contributions credited since such prior Determination Date.

(c) Distributions. Each Sub-account shall be reduced by the amount of each benefit payment made from that Sub-account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Sub-account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Sub-account for that Participant as of the Determination Date immediately preceding the date of payment.

(d) Return. Each Sub-account shall be increased or decreased by the Return credited to such Sub-account since such Determination Date as though the balance of that Sub-account as of the beginning of the current day had been invested in the applicable Valuation Funds chosen by the Participant.

3.7 Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant’s Deferred Compensation Account and Return thereon as follows:

(a) Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan and Return thereon.

(b) Matching Contributions. A Participant shall be one hundred percent (100%) vested at all times in the amount of the Matching Contributions credited to the Participant’s Retirement Account and Return thereon.

(c) Discretionary Contributions. A Participant’s Discretionary Contributions and Return thereon shall become vested as determined by the Compensation Committee of the Board, or the Board.

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3.8 Statement of Accounts. The Committee shall give to each Participant a statement showing the balances in the Participant’s Deferred Compensation Account on a quarterly basis.

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Article 4 PLAN BENEFITS

4.1 Retirement Account.

(a) The vested portion of a Participant’s Retirement Account shall be distributed to the Participant upon the earlier of

(i) the Participant’s Separation from Service for reasons other than death or Disability;

(ii) the date of the Participant’s Disability; or

(iii) death.

(b) With respect to Participants who are Specified Employees, benefits under this Section 4.1 shall be payable within ninety (90) days after the first day of the seventh (7th) month after the Participant’s Separation from Service.

(c) With respect to Participants identified in Section 4.1(a) who are not Specified Employees, benefits under this Section 4.1 shall be paid within ninety (90) days after the date of the Participant’s Separation from Service, Disability or death.

(d) With respect to Specified Employees identified in Sections 4.1(a)(ii) or 4.1(a)(iii), benefits under this Section 4.1 shall be paid within ninety (90) days after the date of Disability or death.

(e) The form of benefit payment shall be that form selected by the Participant pursuant to Section 4.4 unless the Participant experiences a Separation from Service prior to Retirement, in which event, the Retirement Account shall be paid in the form of a lump sum payment.

4.2 In-Service Account.

(a) General. Subject to Section 4.4, the vested portion of a Participant’s In-Service Account shall be distributed to the Participant upon the earlier of (i) the date chosen by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account (provided that the date specified shall not be prior to the fifth anniversary of the first Deferral Commitment electing an In-Service distribution) or (ii) the Participant’s Disability.

(b) Form of Payment for In-Service Account. The permitted forms of payment for the In-Service Account are:

(i) A lump sum amount which is equal to the vested In-Service Account balance; and

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(ii) Annual installments for a period of five (5) years where the annual payment shall be equal to the balance of the In-Service Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences with five (5) and is reduced by one (1) in each succeeding year. Return on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 3.3.

(c) Separation from Service. Notwithstanding anything to the contrary in this section, if the Participant experiences a Separation from Service for reasons other than death or Disability prior to the date chosen by the Participant in accordance with Section 4.2(a)(i), the vested portion of the In-Service Account shall be added to the Retirement Account as of the date of Separation from Service and shall be paid in accordance with the provisions of Section 4.1.

4.3 Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan from any Sub-account, the Company shall pay to the Participant’s beneficiary an amount equal to the vested balance in each Sub-account in the form chosen by the Participant in the Deferral Commitment on file with the Committee and in effect at the date of his death. If the Participant fails to select a form of payment with respect to the death benefit on the Deferral Commitment, the death benefit amount shall be paid in a single lump sum within ninety (90) days of Participant’s death. In the event of the death of the Participant after the commencement of benefits under this Plan from any Sub-account, the benefits from such Sub-account shall be paid to the Participant’s designated Beneficiary at the same time and in the same manner as if the Participant had survived.

4.4 Change of Deferral Commitment. Unless otherwise specified in this Plan, the benefits payable from any particular Sub-account under this Plan shall be paid at the time and in the form as specified by the Participant with respect to such Sub-account in the Deferral Commitment. A Participant may change the time or form of payment prior to his or her Separation from Service an unlimited number of times by submitting to the Committee a revised Deferral Commitment; provided, however, any such revised form (i) shall not take effect until at least 12 months after the date on which such form is submitted to the Committee, (ii) may not be made less than 12 months prior to the date the payment with respect to which the revised Deferral Commitment is being submitted is scheduled to be made (or if the installment option had been chosen, 12 months prior to the date the first amount was scheduled to be paid), and (iii) with respect to payments upon Separation from Service for reasons other than death or Disability, the payment of any amount with respect to which such revised Deferral Commitment is being made is deferred for a period of not less than 5 years from the date such payment would have been paid.

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4.5 Small Account. Not withstanding any election by the Participant to the contrary, if the total of a Participant’s vested, unpaid Deferred Compensation Account balance as of the Participant’s Retirement is not greater than $15,500 (as adjusted under Code Section 402(g)(1)(B)), the remaining unpaid, vested Deferred Compensation Account shall be paid in a lump sum.

4.6 Withholding; Payroll Taxes. Company shall withhold from any payment made pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code Section 3405(a)(2), or any successor provision thereto.

4.7 Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

4.8 Effect of Payment. The full payment of the applicable benefit under this Article 4 shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

4.9 Installment Option Treated as Single Payment. For purposes of determining the time and form of any payment of benefits under the Plan, or any change with respect thereto, all payments pursuant to any installment option which is selected hereunder shall be treated as a single payment.

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Article 5 BENEFICIARY DESIGNATION

5.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested balance in his or her Deferred Compensation Account. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime. Designation by a married Participant to the Participant’s spouse of less than a fifty percent (50%) interest in the benefit due shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established that the consent cannot be obtained because the spouse cannot be located.

5.2 Changing Beneficiary. Any Beneficiary designation may be changed by an unmarried Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee. A married Participant’s Beneficiary designation may be changed by a Participant with the consent of the Participant’s spouse as provided for in Section 5.1 by filing a new designation, which shall cancel all designations previously filed.

5.3 Change in Marital Status. If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:

(a) If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in Section 5.1.

(b) If the Participant is unmarried at death but was married when the designation was made:

(i) The designation shall be void if the spouse was named as Beneficiary.

(ii) The designation shall remain valid if a non-spouse Beneficiary was named.

(c) If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed in Section 5.1.

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5.4 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a) The Participant’s surviving spouse;

(b) The Participant’s children in equal shares, except that if any of the children predeceases the Participant or Participant’s spouse but leaves surviving issue, then such issue shall take by right of representation, in equal shares, the share the deceased child would have taken if then living; provided, however, that if there is no surviving issue of the deceased child, the remaining children of the Participant shall share equally;

(c) The Participant’s estate.

5.5 Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.

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Article 6 ADMINISTRATION

6.1 Committee; Duties. This Plan shall be administered by the Committee except as provided in Section 6.5. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

6.2 Agents. The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

6.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

6.4 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

6.5 Election of Committee After Change in Control. After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in control. No amendment shall be made to this Article 6 or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.

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Article 7 CLAIMS PROCEDURE

7.1 Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (“Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

7.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b) A description of any additional material or information required and an explanation of why it is necessary; and

(c) An explanation of the Plan’s claim review procedure.

7.3 Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4 Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

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Article 8 AMENDMENT AND TERMINATION OF PLAN

8.1 Amendment. The Board may at any time amend the Plan by written instrument, notice of which is given to all Participants and to Beneficiary receiving installment payments, subject to the following:

(a) Preservation of Account Balance. No amendment shall reduce the amount accrued in any Deferred Compensation Account as of the date such notice of the amendment is given.

(b) Changes in Return Rate. No amendment shall reduce, either prospectively or retroactively, the rate of Return to be credited to the amount already accrued in any of the Participant’s Deferred Compensation Account and any amounts credited to the Deferred Compensation Account under Deferral Commitments already in effect on that date, except as may be provided in Section 1.28 as a result of a selection or deletion of available Valuation Funds. Future Deferred Compensation Account balances will depend on the Valuation Fund Performance.

(c) Section 409A Restrictions. Notwithstanding anything contained herein to the contrary, no amendment shall be adopted to the extent that such amendment will cause the Plan to violate Code Section 409A or the regulations promulgated thereunder.

8.2 Termination of Plan.

(a) Prospective Termination. The Company expects the Plan to be permanent, but necessarily must, and does, reserve the right to terminate the Plan at any time; provided, however, except as provided in Section 8.2(b),any termination of the Plan shall apply prospectively only and any amounts already deferred under the Plan shall not be paid to Participant’s as a result of such termination, but shall be paid as otherwise provided in the Plan.

(b) Termination and Liquidation. Notwithstanding anything in the Plan to the contrary, under any of the circumstances specified in Treasury Regulation Section 1.409A-3(j)(4)(ix), the Board reserves the right to terminate the Plan and cause a distribution of all Deferred Compensation Accounts to Participants (“Termination and Liquidation”); provided, however, that (i) any such Termination and Liquidation can only be effected under the circumstances specified in Treasury Regulation Section 1.409A-3(j)(4)(ix), (ii) all distributions to Participants shall be made at the times specified in Treasury Regulation Section 1.409A-3(j)(4)(ix), and (iii) such Termination and Liquidation will otherwise be effected in compliance with all the requirements and conditions specified in Treasury Regulation Section 1.409A-3(j)(4)(ix).

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Article 9 MISCELLANEOUS

9.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provision of Parts 2, 3 and 4 of Title 1 of ERISA. Accordingly, subject to Section 8.2, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

9.2 Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, that Company and shall not be an obligation of another company.

9.3 Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiary shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

9.4 Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.

9.5 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment pursuant to the terms of this Plan be subject to

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seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. All amounts credited under this Plan to any Participant’s Deferred Compensation Account constitute property of the Company until payment is in fact made to the Participant pursuant to the terms hereof.

9.6 Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

9.7 Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

9.8 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Missouri, except as preempted by federal law.

9.9 Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.10 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in company’s records.

9.11 Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

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IN WITNESS WHEREOF, Insituform Technologies, Inc. has executed this Plan as of the 27th day of October, 2008.

Insituform Technologies, Inc.

By	David F. Morris
Title	SVP and CAO

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